Exhibit 99.1

                                                           Investor Inquiries:
                                                           Robert K. Gudbranson
                                                           (440) 329-6001

NEWS RELEASE


INVACARE CORPORATION REPORTS FIRST QUARTER EARNINGS INCREASED 16%

ELYRIA, Ohio - (April 15, 2004) - Invacare Corporation (NYSE: IVC) today reported record financial results for the first quarter ended March 31, 2004.

CONSOLIDATED RESULTS
Earnings per share for the quarter increased to $0.44 versus $0.39 last year, and net earnings for the quarter grew 16% to $14.2 million versus $12.3 million last year. Net sales for the quarter increased 16% to $321.3 million versus $276.7 million last year. Foreign currency accounted for six percentage points of the net sales increase, while acquisitions contributed an additional eight percentage points for the quarter. Results for the quarter benefited from higher net sales, partially offset by higher selling, general and administrative expense (SG&A expense).

Gross margin as a percentage of net sales for the first quarter was unchanged compared to last year's first quarter. The positive impact of continuing cost reduction projects on the gross margin percentage was offset by sales mix toward lower margin product and ongoing competitive pricing pressures. SG&A expense as a percentage of net sales increased by 0.3 percentage points compared to last year's first quarter. SG&A expense increased 18% over last year's first quarter principally due to acquisitions and foreign currency translation, which accounted for seven and six percentage points of the increase, respectively. Additionally, distribution and commission costs increased with the higher sales volumes.

A. Malachi Mixon, III, chairman and chief executive officer, stated, "Invacare's strong sales performance in North American respiratory and rehab products allowed us to meet the high end of the earnings guidance for the quarter. We also continued to generate strong free cash flow*, totaling $22 million for the quarter and used the cash and availability under bank lines to fund approximately $31 million of acquisitions." Free cash flow is defined as net cash provided by operating activities less purchases of property and equipment.

NORTH AMERICA
For the quarter, North American net sales increased 18% to $237.3 million versus $200.4 million last year. Foreign currency accounted for one percentage point of the net sales increase, while acquisitions contributed an additional 10 percentage points for the quarter.

Respiratory  products  sales  increased  38%,  largely due to  continued  strong
performance   in  the   HomeFillTM   oxygen  system   product  line  and  oxygen
concentrators. Standard products sales decreased by 11%, primarily due to continued pricing pressures and the timing of orders. Sales of rehab products increased  22%  on  a  reported  basis,  with  acquisitions  accounting  for  12 percentage points of the sales increase. Slower sales of consumer power products, resulting from the tightening by the Centers for Medicare and Medicaid Services (CMS) of power wheelchair eligibility rules for seniors and people with disabilities, were more than offset by increased sales of custom power products led by the Storm Series(R) TDXTM power wheelchair, which drove the strong performance in the rehab division.

Invacare Supply Group sales increased 33% on a reported basis, with acquisitions accounting for 14 percentage points of the sales increase. Invacare Continuing Care Group sales increased by 93% on a reported basis, with acquisitions accounting for 88 percentage points of the sales increase.

For the quarter,  earnings before income taxes increased to $21.9 million versus
$16.1  million  last  year  largely  due  to  acquisitions,   the  strong  sales
performance in most divisions and continued cost reductions.

EUROPE
For the quarter, European net sales increased 11% to $69.3 million versus $62.4 million last year. Adjusting for foreign currency, net sales declined by 5% in the quarter versus last year. Adjusting for foreign currency and acquisitions, net sales declined 9% for the quarter, due in part to continued pricing pressure in Germany and reduced funding in other key markets. The 10 new product introductions completed during 2003 reached the market late in the first quarter of 2004, and Europe expects to see benefit from shipments of these products beginning in the second quarter. For the quarter, earnings before income taxes decreased to $1.1 million versus $2.3 million last year, primarily due to lower volumes and higher spending on SG&A.

AUSTRALASIA
For the quarter, Australasian net sales increased 6% to $14.7 million versus $13.9 million last year. Adjusting for foreign currency, Australasian net sales decreased 14% in the quarter versus last year. The sales decline was primarily due to lower sales of microprocessor controllers, resulting from a global slowdown in the production of power wheelchairs. For the quarter, earnings before income taxes decreased to $0.4 million versus $1.3 million last year due in part to declining volumes and foreign currency exposures from sales in US dollars and Euros.

FINANCIAL CONDITION
Total debt outstanding was $234.6 million at the end of the quarter, bringing debt-to-total-capitalization to 26.8% versus 27.6% at the end of last year and 30.8% at the end of the first quarter last year. The lower debt-to-total-capitalization was achieved despite spending $31.1 million on acquisitions in the quarter. With the current debt-to-total-capitalization level, the Company has the flexibility to continue to make additional accretive acquisitions or to purchase common shares. Days sales outstanding were 70 days, compared with 64 days at the end of last year and at the end of the first quarter last year. The increase in days sales outstanding resulted primarily from slower reimbursement by CMS for power wheelchair claims to home care providers. Inventory turns were 5.6, down from 5.9 at the end of last year and flat with turns at the end of the first quarter last year.

OUTLOOK
The Company reached the top end of its guidance on sales and earnings growth in the first quarter primarily due to increased volume in the North American respiratory and rehab divisions, along with the benefits from cost reductions and acquisitions. Although it continued to grow at double-digit rates in the first quarter of this year, the rehab division was impacted by the tighter Medicare rules on the eligibility for reimbursement of power wheelchairs for seniors and people with disabilities. Late in March, CMS retracted the December 2003 bulletins restricting Medicare coverage of power wheelchairs for seniors and people with disabilities. Although this change in the rules should return access for these items to levels seen during recent years, CMS will continue to scrutinize this area. We are hopeful that the change will lead to more stability and predictability in the power wheelchair market.

Consistent with prior guidance, the Company believes that, in 2004, it will have a net sales increase of between 12% and 14% and earnings per share of between $2.45 and $2.55. Excluding foreign currency and acquisitions, the sales increase is expected to be between 8% and 10%. For the second quarter, the Company expects a net sales increase of between 15% and 17% and earnings per share of between $0.53 and $0.57. The Company still anticipates that its free cash flow* for 2004 will be between $75 million and $85 million.

Commenting on the Company's anticipated results, Mixon said, "Invacare continues to make progress in its new product introductions and the development of its own manufacturing capability in China. In January, Invacare launched the Invacare(R) TwilightTM Mask, the first of a number of products for sleep apnea patients. Invacare recently received 510(k) clearance on the Invacare(R) Polaris EXTM CPAP with SoftXTM, which has heated humidification to provide moisture to the air breathed by the patient. In May, Invacare will begin to offer this product to the home care provider and plans to launch additional competitive sleep apnea products over the next year. The United States marketplace for sleep apnea products, which is estimated to be $600 million, is the largest and fastest growing in the home care arena, and Invacare is committed to being a player in this category. Additionally, we believe the 10 new products introduced in Europe will begin to take market share and help return the European division to local currency sales growth."

Focusing on manufacturing projects in China, Mixon announced, "In April, Invacare has started to assemble product in Suzhou Industrial Park near Shanghai, with local sourcing of many major components. Yhe Company will have additional manufacturing capacity in China during 2004. With these actions, Invacare expects to regain its position as a low cost producer of standard products and lessen the decline in standard products sales."

Mixon continued, "With ongoing focus on the 40 new product introductions planned for 2004 and execution of the cost reduction programs mentioned above, we believe that 2004 will be a year of strong growth for Invacare."

--------------------------------------------------------------------------------
* Free cash flow is a non-GAAP financial measure, which is reconciled to the related GAAP financial measure in the "Reconciliation" table included after the Condensed Consolidated Balance Sheets in this press release.

Invacare Corporation (NYSE:IVC), headquartered in Elyria, Ohio, is the global leader in the manufacture and distribution of innovative home care and long-term care medical products that promote recovery and active lifestyles. The Company has 5,300 associates and markets its products in 80 countries around the world. For more information about the Company and its products, visit Invacare's website at www.invacare.com.


This press release contains forward-looking statements within the meaning of the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. Terms such as "will," "should," "plan," "intend," "expect," "continue," "believe," "anticipate" and "seek," as well as similar comments, are forward-looking in nature. Actual results and events may differ significantly from those expressed or anticipated as a result of risks and uncertainties which include, but are not limited to, the following: pricing pressures, the success of the Company's ongoing efforts to reduce costs, increasing raw material costs, the consolidations of health care customers and competitors, government reimbursement issues (including those that affect the sales of and margins on product, along with the viability of customers), the ability to design, manufacture, distribute and achieve market acceptance of new products with higher functionality and lower costs, the effect of offering customers competitive financing terms, Invacare's ability to successfully identify, acquire and integrate strategic acquisition candidates, the difficulties in managing and operating businesses in many different foreign jurisdictions, the timely completion of facility consolidations, the vagaries of any litigation or regulatory investigations that the Company may be or become involved in at any time, the difficulties in acquiring and maintaining a proprietary intellectual property ownership position, the overall economic, market and industry growth conditions (including, the impact that acts of terrorism may have on such growth conditions), foreign currency and interest rate risks, Invacare's ability to improve financing terms and reduce working capital, as well as the risks described from time to time in Invacare's reports as filed with the Securities and Exchange Commission. We undertake no obligation to review or update these forward-looking statements or other information contained herein.

                      INVACARE CORPORATION AND SUBSIDIARIES
            CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

                                                           Three Months Ended
                                                                March 31,
        (In thousands, except per share data)              2004           2003
        ------------------------------------------------------------------------
        Net sales                                      $321,343       $276,673
        Cost of products sold                           227,964        196,222
                                                        -------        -------
             Gross profit                                93,379         80,451
        Selling, general and administrative expense      71,238         60,520
        Interest expense - net                            1,100          1,664
                                                        -------        -------
             Earnings before income taxes                21,041         18,267
        Income taxes                                      6,840          6,010
                                                        -------        -------
        Net earnings                                    $14,201        $12,257
                                                        =======        =======

        Net earnings per share - basic                    $0.46          $0.40
                                                          =====          =====
        Weighted average shares outstanding - basic      31,094         30,830
                                                         ======         ======

        Net earnings per share - assuming dilution        $0.44          $0.39
                                                          =====          =====
        Weighted average shares outstanding -
             assuming dilution                           32,272         31,431
                                                         ======         ======


Business Segments - The Company operates in three primary business segments based on geographical area: North America, Europe and Australasia. The three reportable segments represent operating groups which offer products to different geographic regions. Intersegment revenue for reportable segments was $19,343,000 for the quarterly period ended March 31, 2004 and $15,729,000 for the same period a year ago.

The information by segment is as follows:
                                                             Three Months Ended
                                                                 March 31,
           (In thousands)                                    2004          2003
           ---------------------------------------------------------------------
           Revenues from external customers
                North America                            $237,283      $200,383
                Europe                                     69,338        62,439
                Australasia                                14,722        13,851
                                                         --------      --------
                Consolidated                             $321,343      $276,673
                                                         ========      ========

           Earnings (loss) before income taxes
                North America                            $ 21,871      $ 16,108
                Europe                                      1,140         2,320
                Australasia                                   437         1,266
                All Other                                  (2,407)       (1,427)
                                                         --------      --------
                Consolidated                             $ 21,041      $ 18,267
                                                         ========      ========

All Other consists of the domestic export unit, un-allocated corporate selling, general and administrative expense, the Invacare captive insurance unit and inter-company profits, which do not meet the quantitative criteria for determining reportable segments.

                      INVACARE CORPORATION AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                                             March 31, 2004  December 31, 2003  March 31, 2003
(In thousands)                                                  (unaudited)                        (unaudited)
--------------------------------------------------------------------------------------------------------------
Current Assets
Cash, cash equivalents and marketable securities                     $4,683            $16,288         $ 6,746
Trade receivables - net                                             263,033            255,534         209,347
Installment receivables - net                                         7,067              7,755          16,983
Inventories - net                                                   131,522            130,979         115,344
Deferred income taxes and other current assets                       58,563             64,166          45,648
                                                                     ------             ------          ------
     Total current assets                                           464,868            474,722         394,068

Other Assets                                                         78,713             67,941          57,043
Plant and equipment - net                                           154,641            150,051         131,289
Goodwill - net                                                      442,229            415,499         337,548
                                                                    -------            -------         -------
     Total assets                                                $1,140,451         $1,108,213        $919,948
                                                                 ==========         ==========        ========

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable                                                   $121,863           $110,178         $78,614
Accrued expenses                                                     85,296             97,148          67,393
Accrued income taxes                                                 21,458             19,107          19,278
Current maturities                                                    2,163              2,171           1,389
                                                                      -----              -----           -----
     Total current liabilities                                      230,780            228,604         166,674

Long-term debt                                                      232,398            232,038         223,626
Other long-term obligations                                          36,530             34,383          24,733

Shareholders' equity                                                640,743            613,188         504,915
                                                                    -------            -------         -------
     Total liabilities and shareholders' equity                  $1,140,451         $1,108,213        $919,948
                                                                 ==========         ==========        ========

                      INVACARE CORPORATION AND SUBSIDIARIES
                    RECONCILIATION FROM NET CASH PROVIDED BY
               OPERATING ACTIVITIES TO FREE CASH FLOW (UNAUDITED)



                                                             Three Months Ended
                                                                  March 31,
           (In thousands)                                    2004          2003
           ---------------------------------------------------------------------
           Net cash provided by operating activities      $30,325       $19,244
           Less:
           Purchases of property and equipment             (8,355)       (3,775)
                                                          -------       -------
           Free Cash Flow                                 $21,970       $15,469
                                                          =======       =======


Free cash flow is a non-GAAP financial measure that is comprised of net cash provided by operating activities, less purchases of property and equipment. Management believes that this financial measure provides meaningful information for evaluating the overall financial performance of the Company and its ability to repay debt or make future investments (including acquisitions, etc.) after purchases of property and equipment.